Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

COMPASS Pathways plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value £0.008 per share	457(c) and 457(h)	1,705,271(2)	$10.03(3)	$17,095,341.78	$0.00011020	$1,883.91
Total Offering Amounts					$17,095,341.78		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,883.91
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, nominal value £0.008 per share (“Ordinary Shares”), which become issuable under the COMPASS Pathways plc 2020 Share Option and Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding Ordinary Shares.
(2)Represents Ordinary Shares that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2023, pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices of the registrant’s American Depository Shares (“ADSs”), each representing one Ordinary Share, as reported on the Nasdaq Stock Global Select Market on January 18, 2023.